EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated July 17, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Culp, Inc. on Form 10-K for the fiscal year ended May 3, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Culp, Inc. on Forms S-8 (File No. 333-59512, File No. 333-59514, File No. 333-27519, File No. 333-101805, File No. 33-13310, File No. 33-37027, File No. 33-80206, File No. 33-62843, and File No. 333-147663), and on Form S-3 and Form S-3/A (File No. 333-141346).

/s/ Grant Thornton LLP

Raleigh, North Carolina
July 17, 2015